Exhibit 99.2

Address: 10/F, CCID Plaza, No. 66, Zizhuyuan Road, Haidian District, Beijing, P.R. China Post Code: 100048 Tel: 010-88559678

Form of Consent

CCID Consulting Co., Ltd. hereby:

1.	Consents to references to its name in the registration statement on Form F-1 in relation to the initial public offering of American depositary shares by Loyalty Alliance Enterprise Corporation (the “Company”) and all amendments thereto (the “Registration Statement”);

2.	Consents to references to its name in any of the Company’s future filings with the U.S. Securities and Exchange Commission (the “SEC”), including future registration statements, filings on Form 20-F or Form 6-K, or other SEC filings (collectively, “SEC Filings”);

3.	Consents to references to its name in the Company’s websites, investor relations presentations and other marketing materials (collectively, “Marketing Materials”);

4.	Consents to references or citations to, and inclusion of information, data and statements from, the report entitled (Research Report on China’s Information-Based Multi-Channel Direct Marketing and Customer Loyalty Market) (the “Report”) in the Company’s Registration Statement, SEC Filings and Marketing Materials; and

5.	Consents to the filing of this consent letter as an exhibit to the Registration Statement.

CCID Consulting Co., Ltd.

By:	/s/ Zhang Tao
Name:	Zhang Tao
Title:	VP